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                                                                   Exhibit 10-10

                       GTE EXECUTIVE SALARY DEFERRAL PLAN

                                  JULY 1, 1994


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                       GTE EXECUTIVE SALARY DEFERRAL PLAN

                               TABLE OF CONTENTS

                                                                         PAGE
ARTICLE I         INTRODUCTION                                             3
1.01              Name of Plan                                             3
1.02              Purpose of Plan                                          3
1.03              Gender and Number                                        3
1.03              Effective Date                                           3

ARTICLE II        DEFINITIONS                                              4

ARTICLE III       ELIGIBILITY AND ELECTION TO DEFER                        9

3.01              Eligibility                                              9
3.02              Salary Deferral Amounts                                  9
3.03              Election to Defer                                        9
3.04              Designation of Beneficiaries                            11

ARTICLE IV        ACCOUNTS AND INTEREST                                   12

4.01              Accounts                                                12
4.02              Interest                                                12
4.03              Matching Contributions                                  13
4.04              Hypothetical Nature of Accounts and Investments         14

ARTICLE V         PAYMENTS                                                15

5.01              Exclusive Entitlement to Payment                        15
5.02              Method of Payment                                       15
5.03              Payment Commencement Year                               15
5.04              Interim Payments                                        17
5.05              Limitations on Rights to Payment                        17

ARTICLE VI        MISCELLANEOUS                                           19

6.01              Plan Administration                                     19
6.02              Appeals Procedure                                       19
6.03              Change in Control                                       20
6.04              Securities Law Restrictions                             20
6.05              Rights Not Assignable                                   20
6.06              Inability to Locate Participants and Beneficiaries      21
6.07              Withholding Taxes                                       21
6.08              Certain Rights Reserved                                 21
6.09              Severability                                            21
6.10              Titles and Headings Not to Control                      22
6.11              Governing Law                                           22


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                                   ARTICLE I

                                  INTRODUCTION

1.01.    NAME OF PLAN.

         This Plan shall be known as the GTE Executive Salary Deferral Plan.

1.02.    PURPOSES OF PLAN.

         The purposes of the Plan are to provide certain employees of the Company the opportunity to elect to defer compensation not otherwise eligible for deferral under other deferred compensation arrangements maintained by the Company and to enable such employees to receive the benefit of additional deferred compensation that is comparable to certain matching contributions that the Code prevents such employees from receiving under the GTE Savings Plan.

1.03.    GENDER AND NUMBER.

         Masculine pronouns shall refer to both males and females. The singular form shall include the plural, where appropriate.

1.04.    EFFECTIVE DATE.

         The Plan shall be effective as of July 1, 1994.


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                                   ARTICLE II

                                  DEFINITIONS

      Unless the context clearly indicates otherwise, the following terms, when used in capitalized form in the Plan, shall have the meanings set forth below.

2.01. AFFILIATE. "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time.

2.02. ANNUAL DEFERRAL. "Annual Deferral" shall mean the deferral with respect to a Plan Year elected by a Participant in accordance with Section 3.03.

2.03. ARTICLE. "Article" shall mean an article of the Plan.

2.04. ASSOCIATE. "Associate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time.

2.05. BASE AMOUNT. "Base Amount" shall mean annual base salary in the amount of $150,000, as adjusted from time to time pursuant to section 401(a)(17) of the Code.

2.06. BENEFICIAL OWNER. A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

                  (1) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

                  (2) which such Person or any of such Person's Affiliates or Associates has (A) the right or obligation to acquire (whether such right or obligation is exercisable or effective immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than the rights granted pursuant to the Rights Plan), warrants or options, or otherwise; provided that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this clause (B) if the agreement, arrangement, or understanding to vote such security (i) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Securities Exchange Act of 1934, as amended from time to time, and (ii) is not also then reported by such Person on Schedule 13D under the Securities Exchange Act of 1934, as amended from time to time (or any comparable or successor report); or

                  (3) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement, or understanding (whether or not in writing) or with which such Person or any of such Person's Affiliates have otherwise formed a group for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (B)(i) of paragraph (2), above), or disposing of any securities of GTE Corporation.

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2.07. BOARD. "Board" shall mean the Board of Directors of GTE Corporation.

2.08. CHANGE IN CONTROL. A "Change in Control" shall occur when and only when the first of the following events occurs:

                  (1) an acquisition (other than directly from GTE Corporation) of securities of GTE Corporation by any Person, immediately after which such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of securities of GTE Corporation representing 20% or more of the Voting Power or such lower percentage of the Voting Power that, from time to time, would cause the Person to constitute an "Acquiring Person" (as such term is defined in the Rights
         Plan); provided that, in determining whether a Change in Control has occurred, the acquisition of securities of GTE Corporation in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change in Control; or

                  (2) three or more directors, whose election or nomination for election is not approved by a majority of the members of the "Incumbent Board" (as defined below) then serving as members of the Board, are elected within any single 12-month period to serve on the Board; provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended from time to time) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed not to have been approved by a majority of the Incumbent Board for purposes hereof; or

                  (3) members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; "Incumbent Board" shall mean individuals who, as of the close of business on April 20, 1994, are members of the Board; provided that, if the election, or nomination for election by GTE Corporation's shareholders, of any new director was approved by a vote of at least three-quarters of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or other actual or threatened Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                  (4) approval by shareholders of GTE Corporation of:

                           (A) a merger, consolidation, or reorganization
                  involving GTE Corporation, unless

                                    (i) the shareholders of GTE Corporation,
                           immediately before the merger, consolidation, or reorganization, own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

                                    (ii) individuals who were members of the
                           Incumbent Board immediately prior to the execution of the agreement providing for such

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                           merger, consolidation, or reorganization constitute
                           at least a majority of the board of directors of the Surviving Corporation; and

                                    (iii) no Person (other than GTE Corporation
                           or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by GTE Corporation, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation, or reorganization, had Beneficial Ownership of securities representing 20% (or such lower percentage the acquisition of which would cause a Change in Control pursuant to paragraph
                           (1) of this definition of "Change in Control") or more of the Voting Power) has Beneficial Ownership of securities representing 20% (or such lower percentage the acquisition of which would cause a Change in Control pursuant to paragraph (1) of this definition of "Change in Control") or more of the combined voting power of the Surviving Corporation's then outstanding voting securities;

                           (B) a complete liquidation or dissolution of GTE
                  Corporation; or

                           (C) an agreement for the sale or other disposition of
                  all or substantially all of the assets of GTE Corporation to any Person (other than a transfer to a Subsidiary).

2.09. CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.10. COMMITTEE. "Committee" shall mean the Executive Compensation and Organizational Structure Committee of the Board, or any successor thereto.

2.11. COMPANY. "Company" shall mean GTE Corporation and its Subsidiaries.

2.12. DISABILITY. "Disability" shall mean "Disability" as that term is defined in the GTE Service Corporation Plan for Employees' Pensions, as amended from time to time.

2.13. ELIGIBLE AMOUNT. "Eligible Amount" shall mean that part of an Eligible Employee's annual base salary from the Company in excess of the Base Amount.

2.14. ELIGIBLE EMPLOYEE. "Eligible Employee" shall mean an employee of the Company whose annual base salary for services performed for the Company is paid in United States currency and exceeds the Base Amount.

2.15. GTE COMMON STOCK. "GTE Common Stock" shall mean the common stock of GTE Corporation.

2.16. MATCHABLE COMPENSATION. "Matchable Compensation" shall mean that portion of the Eligible Amount that does not exceed the amount obtained by multiplying the Base Amount by the ratio that 235.84 bears to 150.00.

2.17. MATCHING PERCENTAGE. "Matching Percentage" shall mean the rate at which Matchable Compensation shall be matched by the Company under the terms of the Plan. With respect to each Plan Year, the Matching Percentage shall equal the rate at which the Company makes Company-Matching Contributions (as defined in the GTE Savings Plan) under the GTE Savings Plan with respect to that Plan Year.

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2.18. MOODY'S RATE. "Moody's Rate" shall mean the "Corporate Average" yield of long-term, high-grade corporate bonds as reported by Moody's Investors Service, or such other substantially similar yield designated by the Plan Administrator as the applicable interest rate.

2.19. NON-CONTROL ACQUISITION. "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (A) GTE Corporation or (B) any of its Subsidiaries, (2) GTE Corporation or any of its Subsidiaries, or (3) any Person in connection with a Non-Control Transaction.

2.20. NON-CONTROL TRANSACTION. "Non-Control Transaction" shall mean a transaction described in clauses (i) through (iii) of subparagraph (4)(A) of
Section 2.08.

2.21. PARTICIPANT. "Participant" shall mean each Eligible Employee who makes an election pursuant to Section 3.03 and whose accounts hereunder have a positive balance.

2.22. PERSON. "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

2.23. PLAN. "Plan" shall mean this GTE Executive Salary Deferral Plan, on the date of adoption hereof and as it may be amended from time to time.

2.24. PLAN ADMINISTRATOR. "Plan Administrator" shall mean the chief human resources officer of GTE Service Corporation or any other Person designated by the Committee to serve as Plan Administrator.

2.25. PLAN YEAR. "Plan Year" shall mean the calendar year, except that the first Plan Year shall begin on the date determined by the Plan Administrator in accordance with Section 1.03 and shall end on December 31, 1994.

2.26. RETIREMENT. "Retirement" shall mean retirement at age 65 without a service pension pursuant to a Company-sponsored defined benefit pension plan, retirement at any age with a service pension pursuant to a Company-sponsored defined benefit pension plan, or retirement with a disability pension pursuant to a Company-sponsored disability welfare benefit plan.

2.27. RIGHTS PLAN. "Rights Plan" shall mean the Rights Agreement, dated as of December 7, 1989, between GTE Corporation and State Street Bank and Trust Company (now administered by First National Bank of Boston), as it may be amended from time to time, or any successor thereto.

2.28. SECTION. Except as provided in Section 2.29, "Section" shall mean a section of the Plan.

2.29. SECTION 16. "Section 16" shall mean section 16 of the Securities Exchange Act of 1934, as amended from time to time.

2.30. SECTION 16 PERSON. "Section 16 Person" shall mean a Participant who is an "officer" or "director" of the Company within the meaning of Section 16.

2.31. SECTION 16 RELEASE DATE. "Section 16 Release Date" shall mean, with respect to a Participant who is a Section 16 Person, the first day that is more than six months after the date on which the Participant is no longer a Section 16 Person.

2.32. SUBSIDIARY. "Subsidiary" of any Person shall mean any corporation or other entity of which at least 80% (or such lesser percentage as the Plan Administrator may determine) of the voting power of the voting equity securities or voting interest is owned, directly or indirectly, by such Person.

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2.33. TERMINATION. "Termination" shall mean a separation from service with the
Company for any reason other than Retirement, Termination for Cause, or death.

2.34. TERMINATION FOR CAUSE. "Termination for Cause" shall mean the termination by the Company of a Participant by virtue of that Participant's (1) engagement in unlawful acts intended to result in the substantial personal enrichment of the Participant at the Company's expense, or (2) engagement (except by reason of incapacity due to illness or injury) in a material violation of his responsibilities to the Company that results in a material injury to the Company. A Participant's voluntary termination of employment with or Retirement from the Company with the intent to avert a Termination for Cause shall for purposes of the Plan be deemed a Termination for Cause.

2.35. VOTING POWER. "Voting Power" shall mean the voting power of all securities of GTE Corporation then outstanding generally entitled to vote for the election of directors of GTE Corporation.


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                                  ARTICLE III

                       ELIGIBILITY AND ELECTION TO DEFER

3.01.    ELIGIBILITY.

         (a)  Eligible Employees shall be eligible to participate in the Plan.

         (b) An employee who first becomes an Eligible Employee other than on the first day of a Plan Year shall be eligible to participate in the Plan as soon as administratively practicable after the beginning of the first pay period in which his annual base salary exceeds the Base Amount.

3.02.    SALARY DEFERRAL AMOUNTS.

         Each Participant shall be eligible to defer up to 50% (or such greater or lesser percentage as the Plan Administrator may determine in its sole discretion) of his Eligible Amount for the Plan Year (or the period thereof during which the election is in effect); provided that any such deferral must be made in integral multiples of 1% of the Eligible Amount; and provided further that the Committee may in its sole discretion at any time or from time to time reduce or increase the portion of an Eligible Employee's annual base salary that shall constitute the Eligible Amount.

3.03.    ELECTION TO DEFER.

         (a) A Participant who wishes to defer part of the Eligible Amount that he will earn during a Plan Year shall submit an election to the Plan Administrator that satisfies each of the requirements set forth in paragraphs
(1) through (7), below.

                  (1) DEADLINE FOR SUBMITTING ELECTION. An election with respect to a Plan Year shall be submitted on or before the September 30th next preceding the Plan Year with respect to which the election is made or such other date established by the Plan Administrator in its sole discretion; provided that

                           (A) an election with respect to the initial Plan Year
                  shall be submitted on or before the date determined by the Plan Administrator; and

                           (B) an Eligible Employee who first becomes eligible
                  to participate in the Plan pursuant to Section 3.01(b) must make any election pursuant to this Section 3.03 for the Plan Year in which he became an Eligible Employee within 30 days after becoming eligible to participate in the Plan.

         An election described in the preceding sentence shall remain in effect until the beginning of the next succeeding Plan Year and shall be deemed to be renewed automatically for such next succeeding Plan Year unless revoked by the Participant by making a new election pursuant to this Section 3.03. An election to defer receipt of part of the Eligible Amount shall apply only to compensation earned after the date the Participant's election is filed with the Plan Administrator.

                  (2) FORM OF ELECTION. The election shall be in writing and in a form acceptable to the Plan Administrator.

                  (3) AMOUNT OF DEFERRAL. The election shall specify the percentage of his Eligible Amount that the Participant wishes to defer in accordance with Section 3.02.

                  (4) TREATMENT OF DEFERRAL. The election shall specify that the Annual Deferral should be treated as if held entirely in cash, entirely in GTE Common Stock, and if so the

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         percentage allocation between cash and GTE Common Stock in integral multiples of 1%.

                  (5) PAYMENT COMMENCEMENT. The election shall specify the year or events, selected by the Participant in accordance with Section 5.03, as of which payments with respect to the Annual Deferral are to commence under the Plan.

                  (6) METHOD OF PAYMENT. In the case of the election of a fixed commencement year pursuant to Sections 3.03(a)(5) and 5.03(a), the election shall specify the method, selected by the Participant in accordance with Section 5.02, in which payments with respect to the Annual Deferral are to be made under the Plan.

                  (7) ELECTION IRREVOCABLE. Except as otherwise specifically provided in the Plan, the amount of deferral, the treatment of the deferral, the payment commencement date, and the method of payment elected by a Participant with respect to an Annual Deferral in accordance with paragraphs (3) through (6), above, shall not be revocable or subject to modification at any time.

         (b) If the Plan Administrator determines, in its sole discretion, that a Participant has incurred unusual, extraordinary expenses or hardship caused by events beyond the Participant's control, such as accident or illness, the Plan Administrator may grant a Participant's request to reduce the amount of his Annual Deferral at any time, provided that the amount of the reduction must be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based. A reduction in the deferral percentage effected pursuant to this subsection shall not otherwise alter the terms of the Participant's participation in the Plan. The Plan Administrator may require a Participant who requests a reduction in an Annual Deferral under this subsection (b) to submit such evidence as the Plan Administrator, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

         (c) A Participant may, within one year prior to normal retirement, within six months prior to early retirement, or at any time after either form of retirement, elect that all or part of such portion of his account that is treated as if held in GTE Common Stock thereafter be treated as being held in cash or that all or part of such portion of his account that is treated as if held in cash thereafter be treated as if held in GTE Common Stock; provided that, in the case of a Section 16 Person, no such election shall be made prior to such Participant's Section 16 Release Date; and provided further that only one such election may be made in any Plan Year. The effective date of such a change in hypothetical investment shall be the first day of the next calendar quarter that begins after the date of the election.

         (d) A Participant may submit a request at any time to the Plan Administrator to modify the payment commencement date, the method of payment, or both, with respect to the Annual Deferral; provided that only one such request may be made in any Plan Year; provided further that the request must be submitted before any payment is made to the Participant with respect to the Annual Deferral pursuant to Article V (other than an interim payment pursuant to Section 5.04); and provided further that, in the case of a Section 16 Person, a modification with respect to any portion of a Participant's account that is treated as if held in GTE Common Stock shall not be made prior to the Participant's Section 16 Release Date. If the modification has the effect of accelerating all or part of any payment otherwise due the Participant under
Article V, the request shall be subject to the approval of the Plan Administrator, which approval the Plan Administrator may grant or deny in its sole discretion. If the modification has the effect of deferring until a later calendar year all or part of any payment otherwise due the Participant under
Article V, the request shall be granted, provided that the request is submitted at least 60 days before the last day of the calendar year immediately preceding the calendar year in which the payment otherwise would have been made to the Participant under Article V. In no event shall the modification have the effect of accelerating the first day of the payment commencement year to less than one year from the date the modification is submitted to the Plan Administrator.

         (e) A Participant who has elected that an Annual Deferral be treated in full or in part as being held in GTE Common Stock may at any time following a Change in Control make a one-time election to have all or part of such portion of his account thereafter treated as being held in cash; provided that, in the case of a Section 16 Person, no such election shall be made prior to such Participant's Section 16 Release Date. The effective date of such a change in hypothetical investment shall be the first day of the next calendar quarter that begins after the date of the election.

         (f) If a Participant becomes subject to a prohibition against continuing to have all or part of an Annual Deferral being treated as held in GTE Common Stock because of an actual or potential conflict of interest, he shall be permitted a one-time election on the occurrence of the prohibition to have that portion of such Annual Deferral that is treated as if held in GTE Common Stock thereafter treated as if held in cash; provided that, in the case of a Section 16 Person, no such election shall be made prior to such Participant's Section 16 Release Date; and provided further that the Plan Administrator may approve or disapprove such an election in its sole discretion. The effective date of such an election shall be the first day of the month next following the month in which the election is received (or, if later, approved) by the Plan Administrator. Within a reasonable amount of time from the removal of the prohibition referred to in the first sentence of this subsection (f), the Participant shall be afforded an election to treat as if held in GTE Common Stock that portion of his account that was treated as if held in cash pursuant to the first sentence of this subsection (f); provided that, if upon removal of the prohibition referred to in the first sentence of this subsection (f) the Participant is a Section 16 Person, no such election shall be made prior to such Participant's Section 16 Release Date; and provided further that the Plan Administrator may approve or disapprove such an election in its sole discretion. The effective date of the election referred to in the preceding sentence shall be the first day of the calendar quarter next following the calendar quarter in which such election is received (or, if later, approved) by the Plan Administrator. The dollar value of the hypothetical shares of GTE Common Stock with respect to which the elections described in this subsection (f) are made shall be calculated in accordance with Section 4.02(b).

3.04.    DESIGNATION OF BENEFICIARIES.

         A Participant who makes a deferral election pursuant to Section 3.03 may designate one or more beneficiaries under the Plan. Notwithstanding Section 3.03(a)(7), a Participant may, at any time, revoke a prior designation and make a new designation pursuant to this Section 3.04. Any such designation or revocation shall be in writing and shall be submitted to the Plan Administrator prior to the Participant's death in such form and in such manner as is acceptable to the Plan Administrator.

                                   ARTICLE IV

                             ACCOUNTS AND INTEREST

4.01.    ACCOUNTS.

         (a) ESTABLISHMENT OF ACCOUNTS. A separate bookkeeping account shall be maintained for each Participant. Such account shall be (1) credited with the amounts deferred by the Participant pursuant to Section 3.03, (2) credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 4.02, and (3) charged with the amounts paid by the Plan to or on behalf of the Participant pursuant to Article V.

         (b) SUBACCOUNTS. Within each Participant's account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan. For example, it may be necessary to maintain separate subaccounts where the Participant has specified different payment commencement dates or different methods of payment with respect to his Annual Deferrals for different Plan Years.

4.02.    INTEREST.

         (a) DEEMED INVESTMENT IN CASH. If an Annual Deferral is treated as if held in cash, the balance in a Participant's account that is so treated shall be determined in accordance with the following rules:

                  (1) CASH CREDITS. Any amount that would have been paid to a Participant during a calendar quarter but for his deferral election pursuant to Section 3.03 shall be credited to his account.

                  (2) INTEREST. Interest shall be credited to the account as follows: any cash credits during the calendar quarter shall earn interest from the day they are credited to the Participant's account, and any payments made from the account will cease to earn interest on the day they are subtracted from the account. Cash balances under the account as of the end of the immediately preceding calendar quarter that were not withdrawn during the calendar quarter shall earn interest for the entire calendar quarter. The rate at which interest shall be credited for purposes of this section shall be the equivalent of an annualized rate equal to the Moody's Rate as of the day immediately preceding the beginning of the applicable calendar quarter.

         (b) DEEMED INVESTMENT IN GTE COMMON STOCK. If an Annual Deferral is treated as if held in GTE Common Stock, the balance in a Participant's account that is so treated shall be determined in accordance with the following rules:

                  (1) CONVERSION INTO GTE COMMON STOCK. Any amount that would have been paid to a Participant during a calendar quarter but for his deferral election pursuant to Section 3.03 and any matching contributions pursuant to Section 4.03 shall be converted into an equivalent number of hypothetical shares of GTE Common Stock (including hypothetical fractional shares) by dividing the amount deferred for that calendar quarter by the average closing price of GTE Common Stock, as reported on the composite tape of New York Stock Exchange issues for the last 20 trading days of the immediately preceding calendar quarter.

                  (2) DEEMED REINVESTMENT OF DIVIDENDS. The number of hypothetical shares of GTE Common Stock credited to a Participant's account pursuant to paragraph (1), above, shall be increased on each date that a dividend is paid on GTE Common Stock. The number of additional hypothetical shares of GTE Common Stock credited to a Participant's account as a result of such increase shall be determined, first, by multiplying the total number of hypothetical shares of GTE Common Stock credited to the Participant's account on the dividend record date by the amount of the dividend declared per share of GTE Common Stock on the dividend declaration date, and, then, by dividing the product so determined by the closing price of GTE Common Stock on the composite tape of New York Stock Exchange issues on the dividend declaration date (or if there was no reported sale of GTE Common Stock on such date, on the next preceding day on which there was such a reported sale).

                  (3) CONVERSION OUT OF GTE COMMON STOCK. The dollar value of the hypothetical shares of GTE Common Stock credited to a Participant's account on any date shall be determined by multiplying the number of hypothetical shares of GTE Common Stock credited to the Participant's account on that date by the average closing price of GTE Common Stock, as reported on the composite tape of New York Stock Exchange issues for the last 20 trading days of the immediately preceding calendar quarter.

                  (4) EFFECT OF RECAPITALIZATION. In the event of a transaction or event described in this paragraph (4), the number of hypothetical shares of GTE Common Stock credited to a Participant's account shall be adjusted in such manner as the Plan Administrator, in its sole discretion, deems equitable. A transaction or event is described in this paragraph (4) if and only if (A) it is a dividend or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities, the exercisability of stock purchase rights received under the Rights Plan, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event, and (B) the Plan Administrator determines that such transaction or event affects the shares of GTE Common Stock, such that an adjustment pursuant to this paragraph (4) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

4.03.    MATCHING CONTRIBUTIONS.

         (a) The Company shall credit to each Participant's account a number of hypothetical shares of GTE Common Stock equal in value to the Matching Percentage of the percentage (up to 6%) of the Participant's Matchable Compensation that the Participant defers for each Plan Year; provided that, with respect only to the Plan Year ending December 31, 1994, the Participant may defer up to 12% of his Matchable Compensation; and provided further that such hypothetical shares shall be credited with respect to all Plan Years only if the Participant is a participant in the GTE Savings Plan and is eligible for a Company-Matching Contribution under the GTE Savings Plan for that Plan Year and has made Elective and After-Tax Contributions under the GTE Savings Plan for that Plan Year that (i) in the aggregate equal 6% of the Base Amount and (ii) satisfy the requirements established in sections 3.03(a)(2) and 3.03(a)(4) of the GTE Savings Plan.

         (b) The Plan Administrator may credit to a Participant's account, for equitable reasons and good cause shown, an additional number of hypothetical shares (including fractional shares) of GTE Common Stock equal in value to any Company-Matching Contribution not credited to the Participant's account under the GTE Savings Plan because of limits placed on such Company-Matching Contributions under the terms of the Code or the GTE Savings Plan; provided that, to the extent that the amount of such credit depends on the extent to which the Participant makes or does not make elective deferrals under the qualified cash or deferred arrangement under the GTE Savings Plan, the credit shall not be made unless, for the pertinent Plan Year, the Participant has made the maximum elective deferral permissible under section 402(g) of the Code or the maximum elective deferral permitted under the terms of the GTE Savings Plan.

         (c) For purposes of subsections (a) and (b), above, the value of a hypothetical share of GTE Common Stock shall be the average closing price of GTE Common Stock, as reported on the composite tape of New York Stock Exchange issues for the last 20 trading days of the immediately preceding calendar quarter. Hypothetical shares credited to a Participant's account pursuant to this Section 4.03 shall be credited as of the same date as of which Company-Matching Contributions are made under the GTE Savings Plan and shall be treated in accordance with Section 4.02(b).

4.04.    HYPOTHETICAL NATURE OF ACCOUNTS AND INVESTMENTS.

         Each account and investment established under this Article IV shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the accounts established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of GTE Corporation. Any liability of the Company to any Participant, former Participant, or beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other Person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other Person.

                                   ARTICLE V

                                    PAYMENTS

5.01.    EXCLUSIVE ENTITLEMENT TO PAYMENT.

         A Participant's deferral election pursuant to Section 3.03 shall constitute a waiver of his right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable to him at the times and in the amounts specified in this Article V. No other amounts shall be due under the Plan or otherwise as a result of a Participant's deferral election pursuant to
Section 3.03.

5.02.    METHOD OF PAYMENT.

         The payments to a Participant with respect to an Annual Deferral shall be made solely in cash pursuant to the method provided for in either paragraph
(a) or (b), below, that is selected by the Participant in accordance with
Section 3.03(a)(6). A Participant may select different methods of payment with respect to his Annual Deferrals for different Plan Years.

                  (a) LUMP SUM. A Participant may elect to receive payment with respect to an Annual Deferral in a lump sum. The lump sum shall be payable to the Participant in cash as of the first business day of the payment commencement year. The lump sum shall equal the portion of the balance in the Participant's account attributable to the Annual Deferral, determined as of the date of payment.

                  (b) INSTALLMENTS. A Participant may elect to receive the payments with respect to an Annual Deferral either in annual or quarterly installments for a period of not less than two or more than 20 years; provided that the number of years elected shall not extend the period of payment beyond the life expectancy of the Participant as determined under Table V of Treas. Reg. * 1.72-9 (as amended from time to time), determined on the basis of his age on the date as of which payments would commence. If the number of years elected by a Participant would otherwise exceed the limits imposed by the preceding provisions of this Section 5.02(b), he shall be deemed to have elected the maximum number of years permitted under such preceding provisions. Installments shall be payable to the Participant:

                                    (1) if the Participant elects payment
                           commencement in accordance with Section 5.03(a), beginning as of the first business day of the year selected as the payment commencement year; or

                                    (2) if the Participant elects payment
                           commencement in accordance with Section 5.03(b), beginning as of the time specified in that Section.

         Each installment shall equal the portion of the balance in the Participant's account attributable to the Annual Deferral, determined as of the date the installment is payable, multiplied by a fraction the numerator of which is one, and the denominator of which is the excess of the total number of installments elected by the Participant over the number of installment payments previously made under the schedule. For example, the respective fractions under a five-year schedule of annual installments are 1/5 for the first installment, 1/4 for the second installment, 1/3 for the third installment, 1/2 for the fourth installment, and 1/1 for the fifth and final installment.

5.03.    PAYMENT COMMENCEMENT.

         Unless otherwise specifically provided in the Plan (including but not limited to Section 5.05), the payments to a Participant with respect to an Annual Deferral shall commence in accordance with paragraph (a), (b), or (c), below, as selected by the Participant in accordance with

Section 3.03(a)(5).

                  (a) FIXED COMMENCEMENT YEAR. A Participant may select a specific year for the commencement of payments; provided that, in the case of a Section 16(b) Person, the payment commencement date with respect to any Annual Deferrals treated as if held in GTE Common Stock must be at least six months after the end of the Plan Year to which the deferral election applies; and provided further that, if any of the events described in paragraph (b), below, occur before the payment commencement date selected pursuant to this paragraph (a), payment shall commence in accordance with paragraph (b). A Participant may select different payment commencement years with respect to his Annual Deferrals for different Plan Years.

                  (b) RETIREMENT, TERMINATION, DISABILITY, OR DEATH. A Participant may select as the payment commencement date the date of his Retirement, Termination, Disability, or death.

                           (1) RETIREMENT. Amounts deferred until Retirement
                  shall be paid in annual installments over a period of 10 years unless, at least 60 days prior to Retirement, a request is made to the Plan Administrator asking for a different schedule of payments in accordance with Section 5.02; provided that the Plan Administrator may approve or deny such a request in its sole discretion; provided further that no payment shall be made until the first business day of the first calendar quarter that begins more than 90 days after the date of Retirement; and provided further that, if at the time of Retirement, payments have commenced pursuant to [paragraph
                  (a)] above, such payments will continue according to the schedule on which they were then being paid.

                           (2) TERMINATION. A Participant who incurs a
                  Termination shall be paid any amounts deferred in annual installments over a period of 10 years or the payment schedule requested, in accordance with Section 5.02, at the time of Termination, whichever is shorter; provided that the Plan Administrator, in its sole discretion, may approve or deny any payment schedule requested at the time of Termination; provided further that no payment shall be made until the first business day of the first calendar quarter that begins more than 90 days after the date of Termination; and provided further that, if at the time of Termination, payments have commenced pursuant to paragraph (a), above, such payments will continue according to the schedule on which they were then being paid.

                           (3) DISABILITY. A Participant who incurs a Disability
                  shall be paid any amounts deferred in annual installments over a period of ten (10) years; provided that a Participant at the time of onset of Disability may elect a fewer number of installments; provided further that the Plan Administrator, in its sole discretion, may approve or disapprove any payment schedule elected at the time of onset of Disability; provided further that no payment shall be made until the first business day of the first calendar quarter that begins after the date of Disability; and provided further that, if at the time of the onset of the Disability, payment has commenced pursuant to paragraph (a), above, or the preceding provisions of this paragraph (b), such payments will continue according to the schedule on which they were then being paid.

                           (4) DEATH. If a Participant dies before receiving any
                  or all of the balance in the Participant's account, the entire balance in the Participant's account shall be paid as soon as practicable after the Participant's death in a lump sum to the beneficiary designated by the Participant in accordance with
                  Section 3.04, or, if there is no such beneficiary, to the Participant's estate.

                  (c) CHANGE IN CONTROL. In addition to an election in accordance with either subsection (a) or (b), above, a Participant may elect that, in the event of a Change in Control, his entire account balance shall be paid to him within 45 days after such Change in Control; provided that, in the case of a Section 16 Person, no such election shall be made prior to such Participant's Section 16 Release Date with respect to any portion of the Participant's account that is treated as if held in GTE Common Stock; and provided further that, if an election is made pursuant to this paragraph (C) by a Participant who is not a Section 16 Person at the time of election, but who subsequently becomes a Section 16 Person, such election shall be suspended with respect to any portion of the Participant's account that is treated as if held in GTE Common Stock until the electing Participant's Section 16 Release Date.

5.04.    INTERIM PAYMENTS.

         (a) HARDSHIP. Upon request, the Plan Administrator may permit the payment of all or part of a Participant's account if the Plan Administrator, in its sole discretion, determines that the Participant has incurred unusual, extraordinary expenses or hardship caused by events beyond the Participant's control, such as accident or illness; provided that, in the case of a Section 16 Person, no such payment shall be made before the Participant's Section 16 Release Date with respect to any portion of such Participant's account that is treated as if held in GTE Common Stock. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based. The Plan Administrator may require a Participant who requests a payment under this subsection (a) to submit such evidence as the Plan Administrator, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

         (b) OTHER. At any time, a Participant may elect that 94% of all (or a designated portion of) his account balance shall be paid to him 61 days following the filing of such an election; provided that, in the case of a
Section 16 Person, no election shall be made before the Participant's Section 16 Release Date with respect to any portion of such Participant's account that is treated as if held in GTE Common Stock; and provided further that the Plan Administrator may approve or disapprove such election in its sole discretion. If a Participant receives a payment pursuant to this subsection (b), the remaining 6% of the Participant's entire account balance (or the designated portion thereof) shall be permanently forfeited and shall not be paid to, or in respect of, the Participant.

5.05.    LIMITATIONS ON RIGHTS TO PAYMENT.

         (a) FORFEITURE OF RIGHTS. A Participant who incurs a Termination for Cause, or who misuses Company assets or confidential information of the Company either while employed by the Company or following a separation from service with the Company, may in the discretion of the Plan Administrator forfeit all rights to any payments under the Plan that would otherwise be payable to the Participant or his beneficiaries on or after the initial date of such action by the Participant. A Participant shall not be deemed to have incurred a Termination for Cause or to have misused Company assets or confidential information of the Company within the meaning of this subsection (a) unless and until there shall have been delivered to him a notice from the Plan Administrator (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Plan Administrator), finding that the Participant has misused Company assets or confidential information of the Company or engaged in the conduct set forth in
Section 2.34 and specifying the particulars thereof in detail; provided that, after a Change in Control occurs, no Participant shall be determined to have incurred a Termination for Cause or to have misused Company assets or confidential information of the Company.

         (b) COMPETITIVE CONDUCT. If a Participant engages in any business that is directly or indirectly competitive with the Company while employed by the Company or within one year following a separation from service with the Company for any reason: (1) all interest credited to a Participant's account under Section 4.02(a) shall be recalculated by using as the applicable interest rate the Moody's Rate multiplied by 0.8, rather than the Moody's Rate; (2) there shall be no deemed dividends pursuant to Section 4.02(b); and (3) the Participant shall be deemed to have elected to receive payments under the Plan in 10 annual installments, commencing as of the date payment otherwise commences under the terms of the Plan. The determination of whether a Participant has engaged in any business that is directly or indirectly competitive with the Company within the meaning of this Section 5.05(b) shall be within the sole discretion of the Plan Administrator; provided that, after a Change in Control occurs, no Participant shall be determined to have engaged in any business that is directly or indirectly competitive with the Company.

                                   ARTICLE VI

                                 MISCELLANEOUS

6.01.    PLAN ADMINISTRATION.

         (a) IN GENERAL. Except to the extent the Plan specifically provides otherwise: (i) the Plan Administrator shall have the discretionary authority to interpret the Plan and to decide any and all matters arising under the Plan, including without limitation the right to determine eligibility for participation, benefits, and other rights under the Plan; the right to determine whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed; the right to determine the proper recipient of any distribution under the Plan; the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; and the right otherwise to interpret the Plan in accordance with its terms; and (ii) the Plan Administrator's determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive, and binding on all parties.

         (b) PLAN AMENDMENT AND TERMINATION. The Board may amend, suspend, or terminate the Plan at any time. The Committee may amend the rate of interest credited pursuant to Section 4.02 and may adopt any other amendments to the Plan that do not impose material costs on the Company or effect material increases or decreases in the benefits provided under the Plan. The Plan Administrator may amend the Plan to enable the Plan and its Participants to meet the requirements of or to reflect any changes in the securities laws of the United States, including the rules and regulations thereunder. Upon termination of the Plan, all amounts deferred before the date of termination, and any rights to payment with respect to such deferred amounts, shall continue to be governed by the provisions of the Plan. Notwithstanding anything to the contrary in this subparagraph (b), no amendment, suspension, or termination of the Plan shall reduce a Participant's accrued benefits under the Plan prior to the date of such amendment, suspension, or termination. Although the Plan is not subject to section 204(g) of the Employee Retirement Income Security Act of 1974 ("ERISA"), the accrued benefits that are protected by the preceding sentence shall include those accrued benefits that would be protected by section 204(g) of ERISA if the Plan were subject to said section 204(g).

         (c) RIGHTS PROTECTED FOLLOWING CHANGE IN CONTROL. Notwithstanding any provision of the Plan to the contrary, no amendment, suspension, or termination of the Plan, or revocation of any required approval by the Board, the Committee, or the Plan Administrator, effected after a Change in Control, shall operate to reduce, eliminate, or otherwise adversely affect any Participant's or beneficiary's right to receive any payment under the Plan (including, without limitation, the amount, timing, and method thereof) in accordance with any deferral election made prior to the date of such amendment, suspension, termination, or revocation of approval and in accordance with any investment or payment option permitted (irrespective of any requirement for approval) pursuant to the Plan as in effect on the date immediately preceding the date on which the Change in Control occurs. Notwithstanding any provision of the Plan to the contrary, upon and after a Change in Control, the rights described in the immediately preceding sentence shall be fully vested, nonforfeitable contractual rights enforceable by or on behalf of any Participant or former Participant against GTE Corporation or any successor to all or substantially all of the business or assets of GTE Corporation. After the date on which a Change in Control occurs, any Participant, former Participant, or beneficiary (which terms shall include, for the purposes of this subsection (c), any executor, personal representative, heir, or legatee of a deceased former Participant) may apply to the trustee of the GTE Service Corporation Benefits Protection Trust for assistance (which may include, without limitation, legal counsel and the institution of litigation) in enforcing the rights of the Participant, former Participant, or beneficiary under the Plan and pursuing any claims he might have under the terms of the Plan; provided that any Participant, former Participant, or beneficiary who applies for such assistance shall be subject to and bound by any limitations that said trustee may impose. No Participant, former Participant, or beneficiary shall be required to notify or seek the assistance of said trustee as a condition of or prerequisite to any other action that might be taken by or on behalf of the Participant, former Participant, or beneficiary in order to enforce his rights or pursue his claims under the Plan, and the fees, expenses, and costs that he may incur in any such other action shall not be the responsibility of the GTE Service Corporation Benefits Protection Trust or the trustee thereof.

6.02.    APPEALS PROCEDURE.

         A claimant who has been denied a claim for benefits, in whole or in part, may, within a period of 60 days following his receipt of the denial, request a review of such denial before the Plan Administrator by filing a written notice with the Plan Administrator. In connection with an appeal, the claimant (or his authorized representative) may review pertinent documents and may submit evidence and arguments in writing to the Plan Administrator. The Plan Administrator may decide the questions presented by the appeal and shall issue to the claimant a written notice setting forth: (1) the specific reasons for the decision and (2) specific reference to the pertinent Plan provisions on which the decision is based. The notice shall be issued within a period of time not exceeding 60 days after receipt of the request for review; provided that, if special circumstances should require, such period of time may be extended for an additional 60 days commencing at the end of the initial 60-day period. Written notice of any such extension shall be provided to the claimant prior to the expiration of the initial 60-day period. The decision of the Plan Administrator shall be final and conclusive.

6.03.    CHANGE IN CONTROL.

         (a) CHANGE IN CONTROL PROVISIONS. Section 2.08, Section 3.03(f),
Section 5.03(c), the proviso in the last sentence of Section 5.05(a), the proviso in the last sentence of Section 5.05(b), Section 6.01(c), and this
Section 6.03 (collectively, the "Change in Control Provisions") shall cease to be effective on July 1, 1995; provided, however, that the Change in Control Provisions shall automatically become effective for an additional one-year period beginning on July 1, 1995, and on each anniversary of that date (a "Renewal Date") unless (i) not later than the December 31st immediately preceding such Renewal Date, the Board adopts a resolution providing that the Change in Control Provisions shall not be renewed upon the next succeeding Renewal Date, and (ii) a Change in Control does not occur prior to such next succeeding Renewal Date; and provided further that, notwithstanding any provision hereof to the contrary, if, while the Change in Control Provisions are in effect, a Change in Control occurs, the Change in Control Provisions shall be extended so as to remain in effect after the date on which the Change in Control occurs, until all rights of Participants, former Participants, and beneficiaries and all liabilities and obligations of GTE Corporation (and any successor to all or substantially all of GTE's business or assets) under the Plan have been fully satisfied.

         (b) PLAN MODIFICATIONS FOLLOWING CHANGE IN CONTROL. Notwithstanding any provision of the Plan to the contrary, the Board may amend, modify, or suspend the Change in Control Provisions at any time before a Change in Control occurs, but, unless the Change in Control Provisions have ceased to be effective prior to the date on which a Change in Control occurs, and except as may be required by law, on and after the date on which a Change in Control occurs: (1) the Change in Control Provisions shall not be amended, modified, suspended, or terminated, directly or indirectly, and (2)(A) no other provisions of the Plan shall be amended, modified, suspended, or terminated, directly or indirectly,
(B) no rules, regulations, or procedures under the Plan shall be established or modified, (C) no interpretation of the Plan shall be adopted, (D) no determination under the Plan shall be made, and (E) no authority or discretion shall be exercised, that would alter the meaning or operation of the Change in Control Provisions or that would undermine or frustrate their purposes.

6.04.    SECURITIES LAW RESTRICTIONS.

         Notwithstanding any other provision of the Plan, no provision hereof shall be applied in a manner that would cause a Participant or former Participant to be deemed to have made a purchase or sale of an equity security of GTE Corporation that would be subject to Section 16 or the rules, regulations, or interpretations thereunder.

6.05.    RIGHTS NOT ASSIGNABLE.

         No payment due any Person under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge in any other way. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge such payment in any other way shall be void. No such payment or interest herein shall be liable for or subject to the debts, contracts, liabilities, or torts of any Participant or beneficiary. If any Participant or beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge in any other way any payment under the Plan, the Plan Administrator may direct that such payment be suspended and that all future payments to which such Person otherwise would be entitled be held and applied for the benefit of such Person, the Person's children or other dependents, or any of them, in such manner and in such proportions as the Plan Administrator may deem proper.

6.06.    INABILITY TO LOCATE PARTICIPANTS AND BENEFICIARIES.

         Each Participant or beneficiary entitled to receive payment under the Plan shall keep the Plan Administrator advised of his current address. If the Plan Administrator is unable for a period of 36 months to locate a Participant or beneficiary to whom a payment is due under the Plan, commencing with the first day of the month as of which such payment first comes due, the total amount payable to such Participant or beneficiary shall be forfeited. Should such a Participant or beneficiary contact the Plan Administrator requesting payment thereafter, the Plan Administrator shall, upon satisfaction of its requests for any corroborating documentation, restore and pay the forfeited payment in a lump sum, the value of which shall not be adjusted to reflect any interest or other type of investment earnings or gains for the period of forfeiture.

6.07.    WITHHOLDING TAXES.

         The Plan Administrator may make any appropriate arrangements to deduct from all Annual Deferrals and payments hereunder any taxes that the Plan Administrator reasonably determines to be required by law to be withheld from such Annual Deferrals and payments.

6.08.    CERTAIN RIGHTS RESERVED.

         Nothing in the Plan shall confer upon any employee of the Company or other Person the right: (1) to continue in the employment or service of the Company or affect any right that the Company may have to terminate the employment or service of (or to demote or to exclude from future participation in the Plan) any such employee or other Person at any time for any reason; (2) to participate in the Plan; or (3) to receive an annual base salary of any particular amount.

6.09.    SEVERABILITY.

         If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and, if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

6.10.    TITLES AND HEADINGS NOT TO CONTROL.

         The titles to Articles and the headings of Sections, subsections, paragraphs, and subparagraphs in the Plan are placed herein for convenience of reference only and, as such, shall have no force or effect in the interpretation of the Plan.

6.11.    GOVERNING LAW.

         The Plan and all determinations made and actions taken thereunder shall be governed by and construed in accordance with the laws of the United States and, to the extent not preempted thereby, the State of New York.

                                                                  Exhibit 10-11


                                [GTE LETTERHEAD]

October 20, 1994

Mr. Michael T. Masin
GTE Corporation
One Stamford Forum
Stamford, CT 06904

Dear Mike:

For your records, I am pleased to confirm certain items relating to the terms of your employment when you joined GTE. The specific details are set forth below.

BASE COMPENSATION:  Your initial annual salary was $550,000.

EXECUTIVE INCENTIVE PLAN (EIP): In accordance with the terms of EIP, you will be a participant in that plan.

LONG-TERM INCENTIVE PLAN (LTIP): On October 13, 1993, the Executive Compensation and Organizational Structure Committee of the Board of Directors ("ECO") approved your participation in the GTE Long-Term Incentive Plan (LTIP) and has authorized the following performance awards. Assuming that you remain in the employ of GTE until the end of each cycle, you will be a full participant in the 1992-1994 and 1993-1995 award cycles.

PENSION ARRANGEMENT: You are eligible to participate in the GTE Service Corporation Plan for Employees' Pensions ("Qualified Plan") and the GTE Supplemental Executive Retirement Plan ("SERP"). In addition, in order to replace certain pension entitlements that would be payable to you had you remained with your former employer, if you remain employed by GTE at least until age 55 (or are involuntarily terminated for other than cause before age 55), you will receive a single life annuity pension of $200,000 per year when you leave GTE. In the event of your death and you have not elected a lump sum pension payment, your wife will receive this benefit unreduced for the remainder of her life. Further, if you remain with GTE at least until age 60, and thereafter, are involuntarily terminated for other than cause without satisfying the eligibility requirements for an early retirement pension, you will be deemed to have satisfied the requirements for an early retirement pension payable from SERP (less any offsets for benefits due to you from the Qualified Plan). There shall be no duplication of benefits between the early retirement benefit described in the preceding sentence and the pension payable from the Qualified Plan or SERP.

GTE BOARD OF DIRECTORS STATUS: While you continue as a member of the GTE Board of Directors as a GTE employee, you will no longer be eligible to receive compensation for attendance and participation at GTE Board of Directors meetings. In this connection, you will be eligible to receive your Director's Pension under the terms of the current Retirement Plan for Non-employee Members of the Board of Directors of GTE Corporation upon your ceasing to be a member of the GTE Board. In the event of your death while an employee of GTE, your wife's survivor Director's Pension benefit will be determined as if you were an active Non-Employee Member of the Board of Directors.

Your benefits under the plan, including survivor benefits, will be based on your annual retainer and service as a Non-Employee Member of the Board of Directors. Your deferrals will continue in accordance with the terms of the Deferred Compensation Plan for Non-Employee Members of the Board of Directors of GTE Corporation.

EXECUTIVE SEVERANCE AGREEMENT: You will be covered by a GTE Executive Severance Agreement which provides particular severance benefits in the event of a Change in Control (as defined therein) of GTE Corporation.

Mike, I am very pleased that you have joined GTE in the Office of the Chairman and am looking forward to working with you. GTE is a great company with many strengths and offers many challenges in the telecommunications field. We are confident that your skills and experience will be a significant asset to GTE's management team in meeting the challenges that lie ahead.

If you should have any questions regarding the contents of this letter, please contact me or Bruce Carswell.

Sincerely,


/S/ Charles R. Lee
- ------------------
Charles R. Lee

CRL/kc

cc:  B. Carswell

                         EXECUTIVE SEVERANCE AGREEMENT

                  This AGREEMENT ("Agreement") dated October 20, 1994, by and between GTE Service Corporation, a New York corporation (the "Company"), and Michael T. Masin (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Company recognizes the valuable services that the Executive has rendered to GTE Corporation, a New York corporation and the Company's sole shareholder ("GTE"), the Company, and their affiliates (GTE, the Company, and their affiliates being hereinafter referred to collectively as the "GTE Group") and desires to be assured that the Executive will continue to attend to the business and affairs of the GTE Group without regard to any potential or actual change in control of GTE; and

                  WHEREAS, the Executive is willing to continue to serve the GTE Group, but desires assurance that he will not be materially disadvantaged by a change in control of GTE;

                  NOW, THEREFORE, in consideration of the Executive's continued service to the GTE Group and the mutual agreements herein contained, the Company and the Executive hereby agree as follows:

                                   ARTICLE I

                            ELIGIBILITY FOR BENEFITS

                  Section 1.1. Qualifying Termination. The Company shall not be required to provide any benefits to the Executive pursuant to this Agreement unless a Qualifying Termination occurs before the Agreement expires in accordance with Section 6.1 hereof. For purposes of this Agreement, a Qualifying Termination shall occur only if

                  (a)   a Change in Control occurs, and

                  (b) (i) within two years after the Change in Control, the
                      GTE Group terminates the Executive's employment other than for Cause; or (ii)(A) within two years after the Change in Control, a Good Reason arises, and (B) the Executive terminates employment with the GTE Group within
                      (I) six months after the Good Reason arises or (II) two
                      years after the   Change in Control, whichever occurs
                      later;

provided, that a Qualifying Termination shall not occur if the Executive's employment with the GTE Group terminates by reason of the Executive's Retirement, Disability, or death. A Qualifying Termination may occur even though the Executive retires from employment with the GTE Group other than by reason of Retirement or Disability.

                  Section 1.2. Change in Control. A "Change in Control" shall occur when and only when the first of the following events occurs:

                  (a) an acquisition (other than directly from GTE) of
                      securities of GTE by any Person, immediately after which such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of securities of GTE representing 20 percent or more of the Voting Power or such lower percentage of the Voting Power that, from time to time, would cause the Person to constitute an "Acquiring Person" (as such term is defined in the Rights Plan); provided that, in determining whether a Change in Control has occurred, the acquisition of securities of GTE in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change in Control; or

                  (b) three or more directors, whose election or nomination for election is not approved by a majority of the members of the "Incumbent Board" (as defined below) then serving as members of the Board, are elected within any single 12-month period to serve on the Board; provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended from time to time) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed not to have been approved by a majority of the Incumbent Board for purposes hereof; or

                  (c) members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; "Incumbent Board" shall mean individuals who, as of the close of business on April 20, 1994, are members of the Board; provided that, if the election, or nomination for election by GTE's shareholders, of any new director was approved by a vote of at least three-quarters of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or other actual or threatened Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                  (d) approval by shareholders of GTE of:

                      (i) a merger, consolidation, or reorganization involving
                  GTE, unless

                          (A) the shareholders of GTE, immediately before the
                      merger, consolidation, or reorganization, own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 50 percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

                          (B) individuals who were members of the Incumbent
                      Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least a majority of the board of directors of the Surviving Corporation; and

                          (C) no Person (other than GTE or any subsidiary of
                      GTE, any employee benefit plan (or any trust forming a part thereof) maintained by GTE, the Surviving Corporation, or any subsidiary of GTE, or any Person who, immediately prior to such merger, consolidation, or reorganization, had Beneficial Ownership of securities representing 20 percent (or such lower percentage the acquisition of which would cause a Change in Control pursuant to subparagraph (a) of this definition of "Change in Control") or more of the Voting Power) has Beneficial Ownership of securities representing 20 percent (or such lower percentage the acquisition of which would cause a Change in Control pursuant to subparagraph (a) of this definition of "Change in Control") or more of the combined Voting Power of the Surviving Corporation's then outstanding voting securities;

                      (ii) a complete liquidation or dissolution of GTE; or

                  (iii) an agreement for the sale or other disposition of all or substantially all of the assets of GTE to any Person (other than a transfer to a subsidiary of GTE).

            For purposes of this Section, the following terms shall have the definitions set forth below:

            "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time.

            "Board" means the Board of Directors of GTE.

            "Non-Control Acquisition" means an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by GTE or any of its subsidiaries, (2) GTE or any of its subsidiaries, or (3) any Person in connection with a "Non-Control Transaction."

            "Non-Control Transaction" means a transaction described in clauses
(A) through (C) of subparagraph (d)(i) of the definition of "Change in Control" herein.

            "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, or other entity; and a Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

                  (x) which such Person or any of such Person's Affiliates or
                      Associates beneficially owns, directly or indirectly;

                  (y) which such Person or any of such Person's Affiliates or
                      Associates has (i) the right or obligation to acquire (whether such right or obligation is exercisable or effective immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than the rights granted pursuant to the Rights Plan), warrants or options, or otherwise; provided that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (ii) the right to vote pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this clause (y) if the agreement, arrangement, or understanding to vote such security (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulation of the Securities Exchange Act of 1934, as amended from time to time, and (B) is not also then reportable by such person on Schedule 13D under the Securities Exchange Act of 1934, as amended from time to time (or any comparable or successor report); or

                  (z) which are beneficially owned, directly or indirectly, by any other person (or any affiliate or associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement, or understanding (whether or not in writing), or with which such Person or any of such Person's Affiliates or Associates have otherwise formed a group for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii)(A) of subparagraph (y), above), or disposing of any securities of GTE.

                  "Rights Plan" means the Rights Agreement, dated as of December 7, 1989, between GTE and State Street Bank and Trust Company, as it may be amended from time to time, or any successor thereto.

                  "Voting Power" means the voting power of all securities of GTE then outstanding generally entitled to vote for the election of directors of GTE.

                  Section 1.3. Termination for Cause. The GTE Group shall have Cause to terminate the Executive for purposes of Section 1.1 hereof only if the Executive (a) engages in unlawful acts intended to result in the substantial personal enrichment of the Executive at the GTE Group's expense, or (b) engages (except by reason of incapacity due to illness or injury) in a material violation of his responsibilities to the GTE Group that results in a material injury to the GTE Group. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination, consisting of a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of GTE's Board of Directors at a duly held meeting of the Board of Directors (with reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board of Directors), finding that the Executive has engaged in the conduct set forth above in this Section 1.3 and specifying the particulars thereof in detail. GTE's Board of Directors may not delegate or assign its duties under this Section 1.3.

                  Section 1.4. Termination for Good Reason. The Executive shall have a Good Reason for terminating employment with the GTE Group only if one or more of the following occurs after a Change in Control:

                  (a) a change in the Executive's status or position(s) with the GTE Group that, in the Executive's reasonable judgment, represents a demotion from the Executive's status or position(s) in effect immediately before the Change in Control;

                  (b) the assignment to the Executive of any duties or responsibilities that, in the Executive's reasonable judgment, are inconsistent with the Executive's status or position(s) in effect immediately before the Change in Control;

                  (c) layoff or involuntary termination of the Executive's employment, except in connection with the termination of the Executive's employment for Cause or as a result of the Executive's Retirement, Disability, or death;

                  (d) a reduction by the GTE Group in the Executive's total compensation, which shall be deemed, for this purpose, to be equal to his base salary plus the greater of (i) the most recent award that he has earned under the GTE Corporation Executive Incentive Plan, as amended from time to time, or any successor thereto (the "EIP"), or (ii) an EIP award equal to the Executive's Average Percentage of the annual value (i.e., the dollar amount) of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that are in effect under the EIP immediately before the date on which the Change in Control occurs for the Executive's salary level immediately before the date on which the Change in Control occurs). For purposes of this paragraph (d), the Executive's "Average Percentage" means the average of the Executive's Annual Percentages for the Determination Years. For purposes of this paragraph (d), the Executive's "Annual Percentage" for each Determination Year means a fraction (expressed as a percentage), the numerator of which is the EIP award earned by the Executive for such Determination Year, and the denominator of which is the annual value of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that were in effect under the EIP for such Determination Year for the Executive's salary level for such Determination

                           Year). For purposes of this paragraph (d), a "Determination Year" means each of the last three EIP plan years ending before the date on which the Change in Control occurs (or, if less, the number of those three plan years during which the Executive was a participant in the EIP);

                  (e)      a material increase in the Executive's
                           responsibilities or duties without a commensurate increase in total compensation;

                  (f) the failure by the GTE Group to continue in effect any Plan in which the Executive is participating at the time of the Change in Control (or plans or arrangements providing the Executive with substantially equivalent benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control;

                  (g) any action or inaction by the GTE Group that would adversely affect the Executive's continued participation in any Plan on at least as favorable a basis as was the case on the date of the Change in Control or that would materially reduce the Executive's benefits in the future under the Plan or deprive him of any material benefits that he enjoyed at the time of the Change in Control, except to the extent that such action or inaction by the GTE Group is required by the terms of the Plan as in effect immediately before the Change in Control or is necessary to comply with applicable law or to preserve the qualification of the Plan under section 401(a) of the Internal Revenue Code, and except to the extent that the GTE Group provides the Executive with substantially equivalent benefits;

                  (h) the GTE Group's failure to provide and credit the Executive with the number of days of paid vacation, holiday, or leave to which he is then entitled in accordance with the GTE Group's normal vacation, holiday, or leave policy in effect immediately before the Change in Control;

                  (i) the imposition of any requirement that the Executive be based anywhere other than within 25 miles of where his principal office was located immediately before the Change in Control;

                  (j) a material increase in the frequency or duration of the Executive's business travel;

                  (k) the Company's failure to obtain the express assumption of this Agreement by any successor to the Company as provided by Section 6.3 hereof;

                  (l) any attempt by the GTE Group to terminate the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1.3 hereof or that does not afford the Executive the procedural protections prescribed by that Section; or

                  (m) any violation by the GTE Group of any agreement (including this Agreement) between it and the Executive.

                  Notwithstanding the foregoing, no action by the GTE Group shall give rise to a Good Reason if it results from the Executive's termination for Cause, Retirement, or death, and no action by the GTE Group specified in paragraphs (a) through (d) of the preceding sentence shall give rise to a Good Reason if it results from the Executive's Disability. A Good Reason shall not be deemed to be waived by reason of the Executive's continued employment as long as the termination of the Executive's employment occurs within the time prescribed by Section 1.1(b)(ii)(B) hereof. For purposes of this Section 1.4, "Plan" means any compensation plan, such as an incentive, stock option, or restricted stock plan, or any employee benefit plan, such as a thrift, pension, profit-sharing, stock bonus, long-term performance award, medical, disability, accident, or life insurance plan, or a relocation plan or policy, or any other plan, program, or policy of the GTE Group that is intended to benefit employees.

                  Section 1.5. Retirement. For purposes of this Agreement, "Retirement" shall mean the Executive's termination of employment upon or after attaining age 65.

                  Section 1.6. Disability. For purposes of this Agreement, "Disability" shall mean an illness or injury that prevents the Executive from performing his duties (as they existed immediately before the illness or injury) on a full-time basis for six consecutive months.

                  Section 1.7. Notice. If a Change in Control occurs, the Company shall notify the Executive of the occurrence of the Change in Control within two weeks after the Change in Control.

                                   ARTICLE II

                    BENEFITS AFTER A QUALIFYING TERMINATION

                  Section 2.1.      Basic Severance Payment.

                  (a) If the Executive incurs a Qualifying Termination, the Company shall pay to the Executive a cash amount equal to:

                            (i)     two, multiplied by

                           (ii) a fraction (not exceeding one), the numerator of
                  which is the number of whole months (not exceeding 24) from the date of the Qualifying Termination to the Executive's 65th birthday and the denominator of which is 24, multiplied by

                           (iii)    the Base Amount.

                  The Base Amount shall be an amount equal to the greater of:

                                    (A) the sum of (I) the Executive's base
                           annual salary immediately before the Change in Control plus

                           (II) the Executive's Average Percentage of the annual value (i.e., the dollar amount) of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that are in effect under the EIP immediately before the date on which the Change in Control occurs for the Executive's salary level immediately before the date on which the Change in Control occurs). For purposes of this paragraph (A), the Executive's "Average Percentage" means the average of the Executive's Annual Percentages for the Determination Years. For purposes of this paragraph (A), the Executive's "Annual Percentage" for each Determination Year means a fraction (expressed as a percentage), the numerator of which is the EIP award earned by the Executive for such Determination Year, and the denominator of which is the annual value of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that were in effect under the EIP for such Determination Year for the Executive's salary level for such Determination
                           Year). For purposes of this paragraph (A), a "Determination Year" means each of the last three EIP plan years ending before the date on which the Change in Control occurs (or, if less, the number of those three plan years during which the Executive was a participant in the EIP); or

                                    (B) the sum of (I) the Executive's base
                           annual salary immediately before the Qualifying Termination plus (II) the Executive's Average Percentage of the annual value (i.e., the dollar amount) of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that are in effect under the EIP immediately before the date on which the Qualifying Termination occurs for the Executive's salary level immediately before the date on which the Qualifying Termination occurs). For purposes of this paragraph (B), the Executive's "Average Percentage" means the average of the Executive's Annual Percentages for the Determination Years. For purposes of this paragraph (B), the Executive's "Annual Percentage" for each Determination Year means a fraction (expressed as a percentage), the numerator of which is the EIP award earned by the Executive for such Determination Year, and the denominator of which is the annual value of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that were in effect under the EIP for such Determination Year for the Executive's salary level for such Determination Year). For purposes of this paragraph (B), a "Determination Year" means each of the last three EIP plan years ending before the date on which the Qualifying Termination occurs (or, if less, the number of those three plan years during which the Executive was a participant in the EIP).

                  (b) The Company shall make the payment to the Executive pursuant to subsection (a) of this Section 2.1 in a lump sum within 30 days of the Qualifying Termination; provided, that if, before a Change in Control occurs, the Executive elects to have such payment made in installments, the Company shall make the payment in monthly installments. The number of monthly installments shall be equal to the numerator of the fraction prescribed by subsection (a)(ii) of this Section 2.1, and the monthly installments shall begin on the first day of the first month that commences after the Qualifying Termination occurs. If the Company makes installment payments to the Executive in accordance with this subsection (b), interest shall accrue on the unpaid balance of the installments, commencing on the date of the Qualifying Termination. The interest shall accrue and be compounded monthly. The interest rate shall be equal to 120 percent of the publicly announced Chemical Bank prime rate prevailing on the first business day of each month, effective for the ensuing month. The interest rate shall be adjusted at the beginning of each month. The amount of each installment shall be equal to (i) the unpaid balance of the payment prescribed by subsection (a) of this
                           Section 2.1, plus the interest that has accrued thereon as of the close of the preceding month, divided by (ii) the number of monthly installments that have not yet been paid pursuant to this subsection (b).

                  (c) The Executive also may elect, before a Change in Control occurs, to have only a portion of the payment prescribed by subsection (a) paid in installments, and if he makes such an election, the amount of the lump-sum payment and the amount of each installment (as each would otherwise be determined in accordance with the preceding provisions of this Section 2.1 if the payment were made entirely in a lump sum or entirely in installments, respectively) shall each be reduced pro tanto.

                  (d) The Executive may revoke or modify any election made under subsection (b) or subsection (c) of this
                           Section 2.1 at any time before a Change in Control occurs.

                  Section 2.2. Insurance. If the Executive incurs a Qualifying Termination, the Company shall provide the Executive, at the Company's expense, for a period beginning on the date of the Qualifying Termination, the same medical insurance and life insurance coverage as was in effect immediately before the Change in Control (or, if greater, as in effect immediately before the Qualifying Termination occurs); such coverage shall end upon the earlier of (a) the expiration of 24 months after the Qualifying Termination, or (b)(i) with respect to medical insurance coverage, the date on which the Executive first becomes eligible for medical insurance coverage provided by a firm that employs him following the Qualifying Termination, or (ii) with respect to life insurance coverage, the date on which the Executive first becomes eligible for life insurance coverage provided by such firm.

                  Section 2.3. Outplacement Counseling. If the Executive incurs a Qualifying Termination, the Company shall make available to the Executive, at the Company's expense, outplacement counseling that is at least equivalent to the outplacement counseling that the Company provided to its terminated senior executives during 1994. Subject to the foregoing, the Executive may select the organization that will provide the outplacement counseling; provided, that this sentence shall not require the Company to provide the Executive with outplacement counseling that is more costly to the Company than the outplacement counseling that this Section 2.3 otherwise requires the Company to provide to the Executive.

                  Section 2.4. Financial Counseling. If the Executive incurs a Qualifying Termination, the Company shall, within 30 days of the Qualifying Termination, make available to the Executive three individual financial counseling sessions, of at least two hours each and at times and locations that are convenient to the Executive, with a nationally recognized financial counseling firm. At the financial counseling sessions, the financial counseling firm shall provide the Executive with detailed financial advice that is tailored to the Executive's particular personal and financial situation. The Company shall specify to the Executive the information regarding his personal and financial situation that he must provide to the financial counseling firm in order for the firm to provide the counseling services required by this Section
2.4. The Company shall take all reasonable and appropriate measures to assure that the financial counseling firm preserves the confidentiality of all information conveyed by the Executive to the counseling firm.

                  Section 2.5. Benefit Credit. If the Executive incurs a Qualifying Termination,

                  (a) the Executive shall receive service credit, for the purpose of receiving benefits and for vesting, retirement eligibility, benefit accrual, and all other purposes, under all employee benefit plans sponsored by the GTE Group (including, but not limited to, health, life insurance, pension, savings, stock, and stock ownership plans, but excluding the GTE Group's short-term and long-term disability plans) in which he participated immediately before the Change in Control, for the number of months in the numerator of the fraction prescribed by Section 2.1(a)(ii) hereof;

                  (b) for purposes of determining the Executive's benefits under all defined benefit pension plans maintained by the GTE Group, including the appropriate GTE Group Supplemental Executive Retirement Plan, the Executive's compensation shall include the amount payable to the Executive pursuant to Section 2.1 hereof, and for purposes of this subsection (b), the Executive shall be deemed to have received such amount in installments, regardless of any election he makes to receive such amount in a lump sum in accordance with Section 2.1;

                  (c) if the Executive has not completed at least 10 years of service for purposes of determining whether he has a nonforfeitable interest in his accrued benefit under a funded defined benefit pension plan maintained by the Company in which he participated immediately before the Change in Control, then in addition to any service credit that the Executive receives pursuant to Section 2.5(a) hereof, the Executive shall receive credit for each year of service with which he is otherwise credited (without regard to Section 2.5(a) hereof) for vesting, retirement eligibility, benefit accrual, and all other purposes under the plan, under the GTE Service Corporation Supplemental Executive Retirement Plan, and under the GTE Executive Retired Life Insurance Plan (or any predecessor or successor thereto) in accordance with the following table:


                                  Years of Service
                                  Otherwise Credited        Service Credited
                                  Without Regard to         Pursuant to this
                                  Section 2.5(a)            Section 2.5(c)
                                  ------------------        ----------------
                                  5 or less                 2 times years of
                                                            service otherwise
                                                            credited

                                  more than 5, but
                                  not more than 10          10 years of service

                                  more than 10              years of service
                                                            otherwise credited;

                                  and

                  (d) the Executive shall be considered to have not less than 76 points and 15 years of Accredited Service for purposes of determining his eligibility for early retirement benefits under the GTE Group's defined benefit pension plans (including, but not limited to, the appropriate GTE Group Supplemental Executive Retirement Plan), for purposes of determining his eligibility for benefits under the GTE Executive Retired Life Insurance Plan (or any predecessor or successor thereto) and for purposes of determining his eligibility for benefits under GTE's post retirement medical benefits plan (as in effect immediately prior to the Change in Control).

                  To the extent that the GTE Group's tax-qualified retirement plans cannot provide the benefits specified by this Section 2.5 without jeopardizing the tax qualification of such plans, the Company shall provide such benefits under the GTE Service Corporation Supplemental Executive Retirement Plan and, in the case of GTE's post retirement medical benefits plan as specified in Section 2.5(d), if the benefit cannot be provided on a tax-free basis, the Company shall provide such benefit on a basis that avoids an adverse income tax effect upon the Executive (for example, by purchasing third party insurance).

                  Section 2.6. Nonduplication. Nothing in this Agreement shall require the Company to make any payment or to provide any benefit or service credit that the GTE Group is otherwise required to provide under any other contract, agreement, policy, plan, or arrangement; provided that, this Section
2.6 shall not apply to the pension benefit described in the second and third sentences of the Pension Arrangement paragraph of the October 12, 1994 letter from Charles R. Lee to the Executive.

                                  ARTICLE III

                      EFFECT ON HUMAN RESOURCES POLICY 104

                  If the Executive becomes entitled to receive benefits hereunder, the Executive shall not be entitled to any benefits under GTE Human Resources Policy 104, as amended from time to time, or under any other GTE Group severance or salary continuation plan or policy.

                                   ARTICLE IV

                                  TAX MATTERS

                  The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city, or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

                                   ARTICLE V

                               COLLATERAL MATTERS

                  Section 5.1. Nature of Payments. All payments to the Executive under this Agreement shall be considered either payments in consideration of his continued service to the GTE Group or severance payments in consideration of his past services thereto.

                  Section 5.2. Legal Expenses. The Company shall pay all legal fees and expenses that the Executive may incur as a result of the Company's contesting the validity, the enforceability, or the Executive's interpretation of, or determinations under, this Agreement; provided, that this Section 5.2 shall be operative only if and to the extent that (a) the Company fails to establish a trust that defrays all such legal fees and expenses or (b) the Company establishes such a trust, but the trust fails to pay all such legal fees and expenses.

                  Section 5.3. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by any remuneration that the Executive may earn from employment with another employer or otherwise following his Qualifying Termination.

                  Section 5.4. Interest. If the Company fails to make, or cause to be made, any payment provided for herein within 30 days of the date on which the payment is due, the Company shall make such payment together with interest thereon. The interest shall accrue and be compounded monthly. The interest rate shall be equal to 120 percent of the publicly announced Chemical Bank prime rate prevailing on the first business day of each month, effective for the ensuing month. The interest rate shall be adjusted at the beginning of each month.

                  Section 5.5. Authority. The execution of this Agreement has been authorized by the Board of Directors of the Company and by the Board of Directors of GTE.

                                   ARTICLE VI

                               GENERAL PROVISIONS

                  Section 6.1. Term of Agreement. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of
(a) July 1, 1994, if no Change in Control has occurred before that date; (b) the Executive's attainment of age 65, if no Change in Control has occurred between the date hereof and the Executive's 65th birthday; (c) the termination of the Executive's employment with the GTE Group for any reason prior to a Change in Control; (d) the GTE Group's termination of the Executive's employment for Cause, or the Executive's resignation for other than Good Reason, following a Change in Control and the Company's and the Executive's fulfillment of all of their obligations hereunder; and (e) the expiration following a Change in Control of two years and six months and the fulfillment by the Company and the Executive of all of their obligations hereunder. Notwithstanding the foregoing, commencing on July 1, 1994, and on July 1 of each year thereafter, the expiration date prescribed by clause (a) of the preceding sentence shall automatically be extended for an additional year unless, not later than December 31 of the immediately preceding year, one of the parties hereto shall have given notice to the other party hereto that it (or he) does not wish to extend the term of this Agreement. Furthermore, nothing in this Article VI shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.

                  Section 6.2. Governing Law. Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of New York.

                  Section 6.3. Successors to the Company. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Company and any successor thereto, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of the Company, whether by merger, consolidation, sale, or otherwise, but shall not otherwise be assignable by the Company. Without limitation of the foregoing sentence, the Company shall require any successor (whether direct or indirect, by merger, consolidation, sale, or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and to agree to perform this Agreement in the same manner and to the same extent as the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as heretofore defined and any successor to all or substantially all of its business or assets that executes and delivers the agreement provided for in this Section 6.3 or that becomes bound by this Agreement either pursuant to this Agreement or by operation of law. As used in this Agreement, "GTE" shall mean GTE as heretofore defined and any successor to all or substantially all of its business or assets.

                  Section 6.4. Noncorporate Entities. If any provision of this Agreement refers to the board of directors of an entity that has no board of directors, the reference to board of directors shall be deemed to refer to the body, committee, or person that has duties and responsibilities with respect to the entity that most closely approximate those of a board of directors of a corporation.

                  Section 6.5. Successor to the Executive. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Executive and his personal and legal representatives, executors, administrators, heirs, distributees, legatees, and, subject to Section 6.6 hereof, his designees ("Successors"). If the Executive should die while amounts are or may be payable to him under this Agreement, references hereunder to the "Executive" shall, where appropriate, be deemed to refer to his Successors; provided, that nothing in this Section 6.5 shall supersede the terms of any plan or arrangement (other than this Agreement) that is affected by this Agreement.

                  Section 6.6. Nonalienability. No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy, or similar process or to setoff against any obligations or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this Section 6.6 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, to receive amounts payable to him under this Agreement in the event that he should die before receiving them.

                  Section 6.7. Notices. All notices provided for in this Agreement shall be in writing. Notices to the Company shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to GTE Service Corporation, One Stamford Forum, Stamford, Connecticut 06904, Attention: Corporate Secretary. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either the Company or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

                  Section 6.8. Amendment. No amendment to this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

                  Section 6.9. Waivers. No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver, in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

                  Section 6.10. Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under this Agreement.

                  Section 6.11. Agents. The Company may make arrangements to cause any agent or other party, including an affiliate of the Company, to make any payment or to provide any benefit that the Company is required to make or to provide hereunder; provided, that no such arrangement shall relieve or discharge the Company of its obligations hereunder except to the extent that such payments or benefits are actually made or provided.

                  Section 6.12. Captions. The captions to the respective articles and sections of this Agreement are intended for convenience of reference only and have no substantive significance.

                  Section 6.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                     GTE SERVICE CORPORATION

                                                     By: /s/ Bruce Carswell
                                                        ---------------------
                                                           Bruce Carswell

                                                     By: /s/ Michael T. Masin
                                                        ---------------------
                                                           Michael T. Masin

/ljr

                                                                   Exhibit 10-12

[GTE CORPORATION LETTERHEAD]


April 20, 1994

Mr. Jeffrey S. Rubin
847 Sasco Hill Road
c/o P.O. Box 1078
Southport, CT 06490

Dear Jeff:

Pursuant to your conversation with Nick Trivisonno, this is to confirm our offer of employment to you to join GTE Corporation as Senior Vice President-Corporate Planning and Development, effective on May 2, 1994 or a mutually agreeable date. Details regarding the specific compensation, pension and benefit provisions in connection with this position are provided in this letter and the attached brochures.

1. BASE COMPENSATION: Your initial annual salary will be $360,000. The GTE salary level for the position is 23 with a 1994 salary range of $277,000 minimum, $362,000 midpoint and $447,000 maximum.

2. EXECUTIVE INCENTIVE PLAN (EIP): Your position is in the Corporation's Executive Incentive Plan. For 1994, the EIP payout range consists of a minimum of $83,000, a norm of $166,000 and a maximum payout opportunity of $332,000. The bonus opportunity at 130% of norm for the full 1994 year is $215,800. Your actual payout for 1994 will be pro-rated against a full year's participation. You are guaranteed a 1994 minimum payout of 130% on a pro-rated basis. Further details of the plan are provided in the attached booklet.

3. LONG-TERM INCENTIVE PLAN (LTIP): In this position you will be a participant in GTE's Long-Term Incentive Plan which includes stock option grants and performance bonus units. Effective on your date of hire, you will be granted an option to purchase 40,400 shares of GTE Common Stock at a price per share based on the average of the high and low prices of GTE Common Stock on the NYSE Composite listing on that date. This grant also includes associated Tandem Stock Appreciation Rights (SAR's) and will vest on a one-third per year basis over a period of three years.

Jeffrey S. Rubin
April 20, 1994
Page 2

In addition, effective with your date of hire, you will be eligible to participate on a prorated basis in the three current cycles of the GTE Performance Bonus Plan based on a January 1, 1994 participation date. The payment of these cycles is based on the Corporation's achievement of pre-established performance targets. As of January 1, 1994 the Executive Compensation and Organizational Structure Committee revised the grant opportunities beginning with the 1994-1996 cycle and approved additional grant opportunities for the 1992-1994 and 1993-1995 cycles. The details of these performance bonus opportunities are outlined in the attachment to this letter.

Further details regarding both aspects of the Long-Term Incentive Plan will be provided to you under separate cover.

4. PENSION PLAN: As an employee of GTE, you will be eligible to participate in the GTE Pension Plan. Details of the plan are provided in the attached booklet.

5. EXECUTIVE RETIREMENT LIFE INSURANCE PLAN (ERLIP): You will participate in the GTE Executive Retirement Life Insurance Plan as it exists at the time of retirement. It currently provides you, upon retirement from GTE, post-retirement life insurance equivalent to three times your final base salary. The Plan also provides options to convert the death benefit to other forms of payment using actuarial equivalents. Details of the plan are provided in the attached booklet.

6. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP): In addition to participating in the GTE pension plan for salaried employees, at the time of your retirement from GTE, your basic pension will be supplemented by an additional pension payment based on the provision of SERP with respect to the inclusion of bonuses in pension calculations. Details of the plan are provided in the attached booklet.

7. OTHER BENEFIT PLANS: As an employee of GTE Service Corporation you will be entitled to a full range of benefits as detailed in the GTE Choices Benefits Program Summary booklet enclosed with this letter. GTE reserves the right to modify or terminate any plan offering, including any of the executive benefit plans described above.

Jeffrey S. Rubin
April 20, 1994
Page 3

8. SPECIAL CONSULTANT ASSIGNMENT - If you have remained in the continuous active employment of GTE until age 62, and desire to remain with GTE in a different role, you may resign your then current position and serve as an employee-consultant for GTE at a rate of $10,000 per year (but in no event less than the applicable minimum wage then in effect) until you reach age 65. While you must be available to GTE for assignments for the entire work year (2080 hours), we do not expect to utilize your services for more than 5 days per month. In consideration of the special assignment, you will retire from service with GTE at your normal pension retirement date, age 65, or you may leave earlier under a vested pension if you so desire. During the special consultant assignment period, you will continue to accrue pension credit and participate in the active employee medical plan, however, you will not participate in any GTE Executive Compensation Plans such as EIP or receive new LTIP Performance Awards or option grants. Upon reaching age 65, you will retire under the GTE Service Corporation Plan for Employees' Pensions and SERP and participate under the terms of the GTE Service Corporation Retiree Medical Plan, if any, then in effect. You will not be entitled to any qualified or non-qualified, voluntary or involuntary separation or enhanced retirement programs or plans offered or maintained by GTE either during the special assignment period or at the end of such period. Details on scheduling and assignments will be mutually agreed upon closer to the date of expected performance of the special assignments and it is anticipated that you will report to N.L. Trivisonno or another member of the Office of the Chairman. This letter does not constitute a contract of employment. At all times, commencing with your initial hire, you will remain an employee at will, that is, GTE may terminate your employment with or without notice or cause and you are free to resign with or without notice.

9. MISCELLANEOUS - This offer of employment is contingent upon successful completion of a medical evaluation which includes a screen for illegal substances. Your continued employment is contingent upon completion of a background investigation. In addition, Federal law requires that eligibility to work in the United States be verified for all new employees. So that we can comply with this regulation, please review the enclosed Employment Eligibility form, complete part one, and bring the form, along with the appropriate document(s) with you on your first day of employment.

Jeffrey S. Rubin
April 20, 1994
Page 4

Jeff, Nick Trivisonno and the members of the Office of the Chairman are very pleased that you are joining GTE. As you are well aware, this is a period of accelerated change in the telecommunications industry. Needless to say, GTE faces many opportunities and challenges. We believe GTE has the management and assets to make the most of the opportunities ahead and we look forward to your contribution.

If any aspects of this letter raise questions, please contact me. To indicate your acceptance of the position, please return the signed acceptance to me and retain one copy for your records.

Very truly yours,

/s/ Bruce Carswell


BC:jy
Attachments

I agree to the terms and conditions as set forth in this letter and accept the position of Senior Vice President-Corporate Planning and Development.

/s/ Jeffrey S. Rubin                   4/21/94
- ---------------------------         -------------
Jeffrey S. Rubin                        Date

cc:      N. L. Trivisonno

Attachment to GTE Employment Offer Letter to Jeffrey S. Rubin from Bruce Carswell dated April 20, 1994.

                     PERFORMANCE BONUS GRANT OPPORTUNITIES
                    ---------------------------------------

                                          Initial Value         Expected Performance
Cycle/Award Period       No. Units       at $32.4375 (1)             Factor (2)
- ------------------       ---------       ---------------        --------------------
1994 - 1996 Cycle          4700             $152,000                   100%

1993 - 1995 Cycle          1732             $ 56,200                    87%
 and 1994 - 1995
  Award Period             1700             $ 55,100                   100%


1992 - 1994 Cycle           867             $ 28,100                    70%
and 1994 Award Period      1700             $ 55,100                   100%


(1) Based on the average of the high and low prices of GTE Common Stock on the NYSE Composite Listing for the date of the 1994 grant (February 17, 1994).

(2) Estimate based on current financial outlook, that can vary based on actual performance.

                                                                   Exhibit 10-13

[GTE CORPORATION LETTERHEAD]


June 30, 1994

Mr. William P. Barr
1200 Daleview Drive
McLean, Virginia   22102

Dear Bill:

This is to confirm our offer to you to join GTE Corporation as Senior Vice President and General Counsel, to include management responsibility for the operations of GTE's Washington, D.C. office, effective July 5, 1994. Details regarding the specific compensation, pension and benefit provisions in connection with this position are provided in this letter and the attached brochures.

BASE COMPENSATION: Your initial annual salary will be $370,000. The GTE salary level for the position is 23, with a 1994 salary range of $277,000 minimum, $362,000 midpoint and $447,000 maximum.

SIGNING BONUS: In recognition of business opportunities you may have forgone in accepting this position with GTE, as soon as practicable after July 5, 1994, you will be paid a $100,000 signing bonus. This signing bonus will not be deemed compensation under GTE pension, welfare, or executive benefit plans.

EXECUTIVE INCENTIVE PLAN (EIP): In your role as Senior Vice President and General Counsel, you will be a participant in the Corporation's Executive Incentive Plan. For 1994, the EIP payout range consists of a minimum of $83,000, a norm of $166,000 and a maximum payout opportunity of $332,000. The bonus opportunity at 130% of the norm for the full 1994 year is $215,800. Assuming you remain in the employ of GTE through year-end 1994, you are guaranteed a 1994 minimum payout of 130% on a six month pro-rated basis, that is, an award of not less than $107,900.

LONG-TERM INCENTIVE PLAN (LTIP): In this position you will be a participant in GTE's Long-Term Incentive Plan, which includes stock option grants and performance bonus units. Effective July 5, 1994, you will be granted an option to purchase 60,000 shares of GTE Common Stock at a price per share based on the average of the high and low prices of GTE Common Stock on the NYSE Composite listing on that date. This grant also includes associated tandem Stock Appreciation Rights (SAR's) and will vest on a one-third per year basis over a period of three years.

With respect to the performance bonus units, effective July 5, 1994, you will be eligible for full participation in the three current cycles of the GTE Long-Term Performance Bonus Plan. For the 1992-1994 performance cycle, you will receive 2,600 performance bonus units plus 1,700 supplemental units, for a total of 4,300 units. For the 1993-1995 cycle, you will receive 2,400 performance bonus units plus 1,700 supplemental units, for a total of 4,100 units. For the 1994-1996 cycle you will receive 4,700 units. The payment of these cycles is based on the Corporation's achievement of pre-established performance targets and assumes you remain in the employ of GTE until the end of each cycle. Further details regarding the Long-Term Incentive Plan will be provided to you under separate cover.

PENSION BENEFITS: As an employee of GTE, you will be eligible to participate in both the basic GTE Pension Plan and the Supplemental Executive Retirement Plan
(SERP).

         GTE BASIC PENSION PLAN: GTE's Basic Pension Plan provides for a basic service pension based on your highest five consecutive years' base salary, your years of accredited service and the social security integration level in the year you retire. Full details of the Basic Pension Plan are provided in an attached booklet.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP): At the time of your retirement from GTE, your basic pension will be supplemented by an additional pension payment based on the provisions of SERP with respect to the inclusion of bonuses in pension calculations. Details of the plan are provided in an attached booklet.

EXECUTIVE RETIREMENT LIFE INSURANCE PLAN (ERLIP): You will participate in the GTE Executive Retirement Life Insurance Plan, which currently provides you, upon retirement from GTE or attaining age 60 with at least 10 years of service, post-separation life insurance equivalent to three times your final base salary. The Plan also provides options to convert the death benefit to other forms of payment using actuarial equivalents. Details of the plan are provided in the attached booklet.

OTHER BENEFIT PLANS: As an employee of GTE Service Corporation you will be entitled to a full range of benefits as detailed in the GTE Choices Benefits Program Summary booklet enclosed with this letter. GTE reserves the right to modify or terminate any plan offering, including any of the executive benefits plans described above.

TEMPORARY HOUSING: Since you will be spending a considerable portion of your time in the on-site management of the GTE Washington, D.C. office, GTE will provide you with temporary housing accommodations in the Stamford, Connecticut area and reimbursement for related transportation expenses for a period of time extending through approximately June, 1995.

RELOCATION: You are also eligible for full relocation benefits. Please contact Bill Macauley, Director-Staffing and Development, at (203) 965-3571 when you are ready to begin the relocation process. The attached Employee Relocation Guide will provide a brief overview of the relocation assistance available to you.

MISCELLANEOUS: Your continued employment is contingent upon completion of a background investigation. In addition, Federal law requires that eligibility to work in the United States be verified for all new employees. So that we can comply with this regulation, please review the enclosed Employment Eligibility form, complete part one, and bring the form, along with the appropriate document(s) with you on your first day of employment. Nothing in this letter shall give you the right to be retained in the service of GTE or deny GTE the right to discharge you at any time. Similarly, this letter does not limit your right to terminate employment with GTE at any time.

Bill, Mike Masin, Chuck Lee and the other members of the Office of the Chairman are very pleased that you are joining GTE. As you are well aware, this is a period of accelerated change in the telecommunications industry. Needless to say, GTE faces many opportunities and challenges. We believe GTE has the management and assets to make the most of the opportunities ahead and we look forward to your contribution.

If any aspect of this letter raises questions, please contact me. To indicate your acceptance of the position, please return the signed acceptance to me and retain one copy for your records.

Sincerely,

/s/ Bruce Carswell


Bruce Carswell

BC/mbd
Attachments

I agree to the terms and conditions as set forth in this letter and accept the position of Senior Vice President and General Counsel.

/s/ William P. Barr                                July 5, 1994
- -------------------                             -----------------
William P. Barr                                        Date


cc:    M. T. Masin

                                                                   Exhibit 10-14

[GTE CORPORATION LETTERHEAD]


CONFIDENTIAL


March 22, 1994




Mr. Edward C. Schmults
GTE Service Corporation
One Stamford Forum
Stamford, CT 06904

Dear Ed:

On behalf of GTE, I want to express my gratitude for your many years of valuable service now that you have elected to resign from your current position, effective June 1,1994, as Senior Vice President and General Counsel. In order to assist in the transition of your responsibilities, we have mutually agreed that following your resignation you will serve as an employee-consultant for the Office of the Chairman until your retirement on November 30, 1994. Subsequent to your retirement, you will serve as a non-employee consultant until December 31, 1995. This Agreement supersedes and replaces your employment letter of February 15, 1984 and clarifies the terms of your consultant Agreement.

         1. You will serve as an employee-consultant from June 1, 1994 to November 30, 1994 and your annual base salary will remain at $478,000 until November 30, 1994. Subject to the terms of the GTE Executive Incentive Plan ("EIP"), you will continue to participate in EIP for the full 1994 plan year; however, you will not participate in EIP thereafter.

         2. You will serve as a non-employee consultant for the period December 1, 1994 to December 31, 1995 and you will be paid $25,000 per month. During this period and thereafter, you will not participate in any GTE benefit or executive compensation plans.

         3. Subject to the terms of the GTE Long-Term Incentive Plan ("LTIP"), you will continue to fully participate in the 1992-1994 LTIP award cycle and on a prorated basis (to November 30, 1994) in the 1993-1995 award cycle, however, in 1994 and thereafter you will receive no option grants or participate in any performance award programs commencing in 1994 or thereafter. Since you are retiring and electing to receive your pension benefits in 1994, you will have a five-year period (but not to exceed the initial term of the option) from November 30, 1994 to exercise any

E. C. Schmults
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Page 2

         outstanding LTIP options that are or become exercisable within the five-year period.

         4. You will continue to participate in the GTE Service Corporation Plan for Employees' Pensions until November 30, 1994. You will receive a special pension benefit calculated under the provisions of the GTE Supplemental Executive Retirement Plan ("SERP") based on 21 years of service and the average of your eligible compensation during the five consecutive years of employment in which you received your highest rates of pay. Under the provisions of SERP, an offset for your qualified pension plan benefits will be calculated and applied against the special pension benefit. The special pension benefit will be paid from the general assets of GTE and is payable after your retirement on November 30, 1994.

         5. After your retirement, you will have the opportunity to elect COBRA for an 18-month period. If you so elect, GTE will reimburse you for the cost of your COBRA coverage. After the 18-month period, GTE will provide retiree medical benefit coverage under a special arrangement comparable to the GTE Service Corporation Retiree Medical Plan, in effect in 1994. Any service-linked contributions required under the special retiree medical arrangement will be calculated based on 21 years of service and with respect to changes in the GTE Service Corporation Retiree Medical Plan in the future, you will have considered to have retired in 1994. The COBRA reimbursement and provision of special retiree medical coverage will be considered as taxable income to you.

         6. Your benefit under the GTE Executive Retired Life Insurance Plan will be calculated based on a base salary of $478,000 and your current GTE salary grade level, 25 and is payable after your retirement on November 30, 1994. Estimates of your special pension and ERLIP benefits along with a description of retiree medical benefits are set forth in attachment A. GTE understands that you consider it extremely important that payments under this paragraph and paragraph 4 be made in 1994. The Human Resources Department will provide you the appropriate election form to permit a December 1, 1994 benefit commencement date. As long as you execute and return the forms for processing within the specified time periods, GTE will take all reasonable steps to assure that you will receive such payments in 1994.

         7. In the event that GTE offers new executive plans or additional benefits under existing executive plans during 1994 and thereafter, you will not participate in such plans or receive such benefits. Further, from June 2, 1994 and thereafter, you will not be entitled to accrue additional vacation pay, to participate in either the short or long-term disability plan and will no longer be covered by your GTE Executive Severance Agreement or any other severance agreement relating to change in


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E. C. Schmults
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Page 3

         control. However, you will receive financial counseling for 1994 at the current level of reimbursement.

         8. As both an employee and non-employee consultant, you agree to make yourself available to GTE for the performance of consulting assignments for up to six days per month, or more at the mutual convenience of the parties. The days selected to perform consulting shall be mutually agreed upon and we will work around any conflict with your schedule. Any travel or related expenses for GTE consulting assignments must be pre-approved by the Office of the Chairman. As a non-employee consultant GTE does not retain or exercise the right to direct, control, or supervise you as to the details and means by which the consulting services contracted for are accomplished. You and GTE agree that as a non-employee-consultant you will serve as an independent contractor in the performance of your duties under this Agreement.

         9. As both an employee and non-employee consultant, you agree that among other policies and guidelines, the GTE Conflict of Interest Guidelines and the Business and Scientific Information Policy will continue to apply to you. Therefore, you agree not to directly or indirectly compete with GTE while you are receiving benefits under this Agreement or under any deferral plan. If you violate the provisions of this paragraph 9, your status as an employee or consultant shall terminate and the benefits provided under this Agreement shall cease immediately.

         10. In the event of your death before December 1, 1994, the following will occur: base salary and pension accruals will cease as of the date of your death, and your surviving spouse will be entitled to a Spouse's Pension benefit based on the special pension benefit provisions of paragraph 4, that is, the SERP benefit based on 21 years of service. All other company benefits your surviving spouse (or beneficiary) are entitled to receive shall be provided in accordance with the terms of each plan in which you were participating immediately prior to your death. In the event of your death during your the non-employee consultancy period, all unearned monthly payments will cease. In the event of your disability during the terms of this Agreement, you will continue to receive the benefits under this Agreement.

         11. This Agreement sets forth your entire separation arrangement with GTE. You agree to waive any rights to payment of benefits pursuant to any GTE severance, retirement incentive or salary continuation, plan, policy, practice or program (offered on a qualified or non-qualified, voluntary or involuntary basis).

         12. GTE devotes considerable time and resources projecting itself as a responsible, law-abiding business entity (operating in the United States and worldwide). You agree to take no action that would cause GTE





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Page 4


         (including its employees, directors, and shareholders) embarrassment or humiliation, or otherwise cause or contribute to GTE (including its employees, directors, and shareholders) being held in disrepute by the general public or GTE's clients, shareholders, customers, federal or state regulatory agencies, employees, agents, officers, or directors. Further, you agree that if an inquiry is made concerning your separation from the GTE, you will respond that you were treated fairly by GTE, and you will not release or provide any comments, information, or statements unfavorable to GTE. In turn, members of the Office of the Chairman and the GTE Policy Committee will not release or provide any comments, information or statements unfavorable to you.

         13. You agree not to disclose the terms of this Agreement except to your attorney, financial advisor, or members of your immediate family (spouse, children, siblings).

Ed, as you are aware, by signing this Agreement and agreeing to receive the additional benefits provided thereunder, you acknowledge that your decision to terminate is voluntary and you release GTE Service Corporation and its affiliates from any claims and causes of action you may have with regard to your resignation from employment, including, but not limited to claims of age discrimination. If you have any questions regarding this release, I suggest you review this Agreement with your personal attorney.

You have 21 days to sign this Agreement (with a 7-day period to revoke). If you fail to sign the Agreement, or if you sign, and revoke the Agreement within 7 days of signing it, this Agreement shall be void and you will not receive any of the additional benefits contained herein.

If this Agreement meets your understanding, please sign in the space provided below. We appreciate your past contributions to the company and look forward to working with you in your new assignment as an employee-consultant.



/s/ Michael T. Masin
- ---------------------
Michael T. Masin




I have read, understand and agree
to the terms of this Agreement.


/s/ Edward C. Schmults
- ----------------------
Edward C. Schmults